Exhibit 10.1

AMENDMENT NO. 3 TO THE

CONSTELLIUM SE

2013 EQUITY INCENTIVE PLAN

(effective as of December 12, 2019)

WHEREAS, Constellium N.V., a Netherlands naamloze vennootschap (the “Company”), adopted the Constellium N.V. 2013 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to the approval of the Board of Directors of the Company (the “Board”), the Plan was amended effective as of June 11, 2014 and May 24, 2018;

WHEREAS, as approved by the Board and the shareholders of the Company, the Company converted its corporate form from a naamloze vennootschap with its corporate seat in the Netherlands to a European company (Societas Europaea) with its corporate seat in the Netherlands and changed its name to “Constellium SE” and thereafter amended the Plan on June 28, 2019 to reflect such change; and

WHEREAS, on or about December 12, 2019, the Company will have transferred its corporate seat from the Netherlands to France and the Board desires to reflect such changes to the corporate seat of the Company in the Plan, to be effective on the date of effectiveness of such transfer.

NOW, THEREFORE, pursuant to Section 12(c) of the Plan, the Plan is hereby amended as follows:

1.

Definitions. The definition of “Company” in Section 1(k) of the Plan is hereby amended by replacing “Constellium SE, a European company (Societas Europaea) with a corporate seat in the Netherlands” with “Constellium SE, a European company (Societas Europaea) with a corporate seat in France.”

2.	Miscellaneous.

a)	Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Plan and any awards thereunder shall remain in full force and effect.

b)	Governing Law. This Amendment shall be governed by the substantive laws, but not the choice of law rules, of the Netherlands.

Approved by the Board of Directors of Constellium SE